Exhibit 5.1

June 13, 2018

Arcadia Biosciences, Inc.

202 Cousteau Place, Suite 105

Davis, CA 95618

RE: Prospectus Supplement on Registration Statement on Form S-3 (Registration No. 333-224893)

Ladies and Gentlemen:

We have acted as counsel to Arcadia Biosciences, Inc., a Delaware corporation (the "Company"), in connection with the sale by the Company of an aggregate of up to 1,392,345 shares of the Company’s common stock, $0.001 par value per share (the “Shares”).  The Shares are to be sold pursuant to a Securities Purchase Agreement dated June 11, 2018 (the “Securities Purchase Agreement”) between the Company and the purchasers named therein.

In connection with the offering and sale of the Shares, the Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) (i) a registration statement on Form S-3 (File No. 333-224893)  (as amended, the “Registration Statement”), (ii) a base prospectus dated June 8, 2018 (the “Base Prospectus”), and (iii) a prospectus supplement (the “Prospectus Supplement”) dated June 11, 2018 filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).

For the purpose of rendering this opinion, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, the Base Prospectus and the Prospectus Supplement, including all supplements and amendments thereto.

Our opinion is limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the federal law of the United States and the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered against payment of the consideration therefor specified in the Securities Purchase Agreement, will be validly issued, fully paid and nonassessable.

June 13, 2018

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement, the Base Prospectus and the Prospectus Supplement.  By giving these consents, we do not thereby admit that we are within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ weintraub|tobin

Weintraub Tobin Chediak Coleman Grodin